                                                                     EXHIBIT 2.2
                                                                     -----------

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 23rd day of March, 2004, by and among GLOBAL DIVERSIFIED ACQUISITION CORP., a Nevada corporation ("ACQUIROR"), GD ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Acquiror ("SUB"), MK SECURE SOLUTIONS LTD., a British Virgin Islands private limited company ("MAILKEY"), and WESTVALE CONSULTANTS, LTD, a principal shareholder of MailKey (the "SHAREHOLDER") for the purpose of amending the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated February 20, 2004, by and among Acquiror, Sub, MailKey, and the Shareholder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.


                                    RECITALS

        WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1. The first sentence of Section 1.2(c) is hereby deleted in its entirety and replaced with the following sentence:

                As of the date of this Agreement, as set forth on SCHEDULE 1.3(B), there are currently outstanding warrants to purchase an aggregate of 39,070.6 MailKey Ordinary Shares (collectively, the "MAILKEY WARRANTS").

        2. The first sentence of Section 1.2(d) is hereby deleted in its entirety and replaced with the following sentence:

                As of the date of this Agreement, as set forth on SCHEDULE 1.3(B), there are currently outstanding options to purchase an aggregate of 34,650 MailKey Ordinary Shares (collectively, the "MAILKEY OPTIONS").

        3. The first sentence of Section 1.2(e) is hereby deleted in its entirety and replaced with the following sentence:

                As of the date of this Agreement, as set forth on SCHEDULE 1.3(B), there are currently outstanding loan units convertible into an aggregate of 6,500 MailKey Ordinary Shares (collectively, the "MAILKEY LOAN UNITS").

        4. Section 1.3(a) is hereby deleted in its entirety and replaced with the following provision:

                (a) Subject to the provisions of Section 1.4 hereafter, the Merger Consideration, consisting of the total purchase price payable to the holders of one hundred percent (100%) of the outstanding MailKey Capital Stock (collectively, the "MAILKEY SHAREHOLDERS") in connection with the acquisition of MailKey by the Merger, shall consist of 26,246,000 newly issued shares of Acquiror Common Stock.

        5. Section 2.2(b)(i) is hereby deleted in its entirety and replaced with the following provision:

                (i) Acquiror shall deliver or shall cause to be delivered to the MailKey Shareholders certificates evidencing 26,246,000 shares of Acquiror Common Stock in payment of the Merger Consideration in accordance with Section 1.3(b).

        6. The third sentence of Section 4.1(d) is hereby deleted in its entirety and replaced with the following sentence:

                There are currently 99,825.85 MailKey Ordinary Shares outstanding, 94,387 MailKey Preferred A Shares outstanding, and 68,247.15 MailKey Preferred B Shares outstanding, all of which are owned by the shareholders identified on SCHEDULE 1.3(B).

        7. The second, third and forth sentences of Section 4.2(d) are hereby deleted in their entirety and replaced with the following sentences:

                The outstanding capital stock of the Acquiror consists solely of 518,018 shares of common stock. All shares of capital stock of Acquiror outstanding have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. There are currently 5,010,000 shares of Acquiror Common Stock approved for issuance under Acquiror's 2001 Employee Stock Compensation Plan, which shares were registered under the Securities Act pursuant to a Registration Statement on Form S-8, registration no. 333-109067, filed with the SEC on September 24, 2003 (the "Form S-8 Registration Statement"), of which 5,000,000 shares of Acquiror Common Stock are currently available for issuance (the "S-8 Shares").

        8. Section 4.2(m) is hereby deleted in its entirety and replaced with the following provision:

        (m)     ADVISORY FEES.

                There is no investment banker, broker, finder or other advisor which has been retained by, or is authorized by Acquiror or Sub to act on its or their behalf, who might be entitled to any fee or commission from MailKey, Acquiror, Sub or any of their respective Affiliates upon consummation of this Merger, except that Legend Advisory Corporation shall be entitled to a finder's fee in connection with the Merger as provided in SCHEDULE 4.2(M).

        9. Section 5.11 is hereby deleted in its entirety and replaced with the following provision:

        5.11    ISSUANCE OF COMMON STOCK.

                On or before the Closing, Acquiror shall take all necessary action to authorize the issuance of 1,325,000 S-8 Shares and 300,000 shares of Acquiror Common Stock to the persons set forth on SCHEDULE 5.11, and shall issue such S-8 Shares and shares of Acquiror Common Stock to such persons immediately after Closing. Such S-8 Shares and shares of Acquiror Common Stock shall be allocated among such persons as set forth on SCHEDULE 5.11.

        10. Section 5.13 is hereby deleted in its entirety and replaced with the following provision:

        5.13    BOARD OF DIRECTORS.

                On or before the Closing: (i) Acquiror shall obtain a letter of resignation from Andrew J. Kacic as a member of its board of directors, such resignation to be effective at 12:00 noon eastern standard time on the first Business Day after the Closing, (ii) Acquiror shall obtain letters of resignation from John W. Shaffer and Raymond J. Bills, constituting all of the remaining members of Acquiror's board of directors on the date hereof, such resignations to be effective on such date and at such time as Tim Dean-Smith and Graham Norton-Standen shall decide in their sole discretion, and (iii) Acquiror shall take all necessary corporate action, including amending Acquiror's bylaws if necessary, to appoint Tim Dean-Smith and Graham Norton-Standen to serve as directors of Acquiror, such appointments to be effective immediately upon Closing. Acquiror shall supply MailKey with all information, and be solely responsible for such information, with respect to the officers and directors of Acquiror as they exist immediately prior to Closing to the extent MailKey may be wish to provide such information to Acquiror's shareholders pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection with any decision by MailKey to appoint new directors to the Board of Directors of Acquiror subsequent to Closing. Commencing upon Closing and continuing until the date and time Andrew J. Kacic's resignation from Acquiror's board of directors becomes effective as provided in this Section 5.13, Acquiror shall not take any action, or fail to take any action, that would be reasonably likely to result in any of its representations and warranties set forth in this Agreement to become untrue in any material respect if such representations and warrants were made at the time any such action is taken.

        11. Section 5.15 is hereby deleted in its entirety and replaced with the following provision:

        5.15.   MAILKEY FINANCIAL STATEMENTS.

                Prior to Closing, MailKey shall provide to Acquiror a letter prepared by L J Soldinger Associates ("L J Soldinger") stating that: (i) providing L J Soldinger receives full cooperation from the management of MailKey in the assistance of the audit of the MailKey financial statements, and (ii) barring any unforeseen and extraordinary problems, in Soldinger's judgment, an audit of the MailKey financial statements can be completed within sixty (60) days after the Closing in accordance with applicable SEC rules and regulations.

        12. The last sentence of Section 5.16 is hereby deleted in its entirety.

        13.     Section 6.2(i) is hereby deleted in its entirety.

        14.     EXHIBIT 4.2(D)(I) is hereby deleted in its entirety.

        15. SCHEDULE 1.3(B) is hereby deleted in its entirety and replaced with the schedule attached hereto as EXHIBIT A.

        16. SCHEDULE 2.2(A)(II)(X) is hereby deleted in its entirety and replaced with the schedule attached hereto as EXHIBIT B.

        17. SCHEDULE 2.2(A)(II)(Y) is hereby deleted in its entirety and replaced with the schedule attached hereto as EXHIBIT C.

        18. SCHEDULE 4.2(M) is hereby made a part of the Merger Agreement as attached hereto as EXHIBIT D.

        19. SCHEDULE 5.11 is hereby deleted in its entirety and replaced with the schedule attached hereto as EXHIBIT E.

        20. Except as expressly provided herein, the Merger Agreement shall remain in full force and effect.

        21. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

        22. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        IN WITNESS WHEREOF, Parent, Sub, the Company and the Shareholder have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                        GLOBAL DIVERSIFIED ACQUISITION CORP.



                                        By:  /s/ John W. Shaffer
                                             -----------------------------------
                                             John W. Shaffer
                                             Chief Financial Officer


                                        GD ACQUISITION CORP.



                                        By:  /s/ John W. Shaffer
                                             -----------------------------------
                                             John W. Shaffer
                                             President


                                        MK SECURE SOLUTIONS, LTD.



                                        By:  /s/ Tim Dean-Smith
                                             -----------------------------------
                                             Tim Dean-Smith
                                             Chief Executive Officer


                                        WESTVALE CONSULTANTS, LTD.



                                        By:  /s/ Tim Dean-Smith
                                             -----------------------------------
                                              Tim Dean-Smith
                                              Director

                                Omitted Exhibits
                                ----------------


        The following exhibits to the Agreement and Plan of Merger have been omitted:

         Exhibit                         Exhibit Description
         -------                         -------------------

            A                            MailKey Shareholders and Allocation of
                                         Merger Consideration
            B                            U.S. MailKey Security Holders
            C                            Non-U.S. MailKey Security Holders
            D                            Advisory Fees
            E                            Issuances of S-8 Shares

        The Company agrees to furnish supplementally a copy of the foregoing omitted exhibits and schedules to the Securities and Exchange Commission upon request.